Exhibit 5.2 Outside Counsel Opinion
STINSON LLP
50 SOUTH SIXTH STREET, SUITE 2600
MINNEAPOLIS MN 55402

Tammie S. Ptacek
612-335-7246 direct
tammie.ptacek@stinson.com

February 12, 2021

NorthWestern Corporation
3010 West 69th Street
Sioux Falls, South Dakota 57108

Ladies and Gentlemen:
We are acting as counsel for NorthWestern Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (as amended from time-to-time, the “Registration Statement”) filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) by the Company under the Securities Act of 1933, as amended, (the “Securities Act”), for the registration of an unspecified amount of one or more series of bonds, notes or other evidences of indebtedness (the “Montana Debt Securities”) to be issued under that certain Mortgage and Deed of Trust, dated as of October 1, 1945, made to The Bank of New York Mellon (successor to Guaranty Trust Company of New York) and Beata Harvin (successor to Arthur E. Burke), as trustees, as amended and supplemented by various supplemental indentures thereto (the “Montana Mortgage”).
In connection with this opinion, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

Based upon the foregoing and subject to the limitations and qualifications set forth herein, we are of the opinion that:

1.    With respect to any Montana Debt Securities to be issued under the Montana Mortgage, assuming: (a) a supplemental indenture with respect to such Montana Debt Securities has been duly authorized, executed and delivered by the Company and the trustees under the Montana Mortgage in accordance with the terms thereof (the “Montana Supplemental Indenture”); (b) the Montana Debt Securities are issued and sold in compliance with authority contained in orders of the Federal Energy Regulatory Commission and the Montana Public Service Commission; (c) the Board of Directors of the Company, and officers duly authorized thereby, shall have taken such action, pursuant to the terms of the Montana Mortgage, as may be necessary to establish the terms of the Montana Debt Securities and to approve the issuance of the Montana Debt Securities, and the Montana Debt Securities shall have been issued, delivered and authenticated in accordance with the terms and provisions of the Montana Mortgage and the Montana Supplemental Indenture; and (d) the Montana Debt Securities are issued, paid for and delivered in accordance with their respective terms and provisions and as contemplated in the Registration Statement and a prospectus supplement with respect thereto, the Montana Debt Securities will be legally issued and valid and binding obligations of the Company, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws related to or affecting the enforcement of creditors’

Exhibit 5.2 Outside Counsel Opinion
rights and remedies generally and general principles of equity (whether considered in a proceeding in equity or at law).

Our opinions expressed above are limited to the law of the State of New York, the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the Delaware laws and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, as it may be amended, and to the use of our name, as counsel, therein and in the prospectus. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

STINSON LLP

By: /s/ Tammie S. Ptacek
Tammie S. Ptacek. Esq.